Renewal of Distribution Agreement

Agreement made this 1st day of August, 2007 by and between Nuveen Multistate Trust III (formerly Nuveen Flagship Multistate Trust III), a Massachusetts business trust (the “Fund”), and NUVEEN INVESTMENTS, LLC, a Delaware corporation (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2007 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 7, 2008 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 7, 2008 and ratify and confirm the Agreement in all respects.

NUVEEN MULTISTATE TRUST III

By:        Kevin J. McCarthy

             Vice President

ATTEST:

        Virginia L. O’Neal

        Assistant Secretary

NUVEEN INVESTMENTS, LLC

By:         /s/ Stuart Cohen

              Managing Director

ATTEST:

            /s/ Larry W. Martin

            Assistant Secretary